Exhibit 10.35

October 1, 2015

Mr. David Roth

12 Sterling Road

Wellesley, MA 02482

VIA HAND DELIVERY

Re:     Amended Severance Agreement and Release

Dear David:

This amended letter agreement (the “Agreement”) summarizes the updated terms of your separation from employment with Infinity Pharmaceuticals, Inc. or its wholly-owned subsidiary (collectively, the “Company”) in order to establish an amicable arrangement for having ended your employment relationship, to release the Company from all legally waivable claims and to permit you to receive the negotiated benefits described below.

If you would like to receive the benefit of the payment set out in Section 2, you must sign and return this Agreement to Jeanette Kohlbrenner, 784 Memorial Drive, Cambridge, MA 02139 within twenty-one (21) days from September 10, 2015, which is the date the original version of the Agreement was presented to you. As previously discussed, the signed document should be received by Jeanette Kohlbrenner no later than close of business on October 5, 2015. By signing and returning this letter within this period, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of legal claims set forth in Section 4. Therefore, you are advised to continue consulting with the attorney you have retained before signing this letter and you may take up to twenty-one (21) days from the date of the original Agreement to do so.

After signing this Agreement, you may revoke it within a period of seven (7) days following your signature. The Agreement will not become effective or enforceable, and no payments will be made hereunder, until this revocation period has expired. Notice of your revocation must be sent, prior to the expiration of the seven (7) day revocation period, to Jeanette Kohlbrenner via mail or overnight mail at the address set forth above, or by e-mail to jeanette.kohlbrenner@infi.com. The date on which such revocation period expires is referred to as the “Effective Date”.

On the other hand, if you choose not to sign and return this Agreement within the aforementioned twenty-one (21) day period, this offer will expire and you will not receive the benefit of the severance payments set out in Section 2 below. Instead, your termination from employment with the Company will remain in effect and the only payments you will receive will be for all earned salary and unused vacation time accrued through the Termination Date (as such term is defined in Section 1 below). Also, regardless of whether you sign this Agreement, you may elect to continue receiving group medical insurance at your own cost pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. You should consult the COBRA materials to be provided under separate cover for details regarding this benefit.

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All other benefits ceased upon your Termination Date with the exception of your life insurance, which will terminate 31 days after your Termination Date. If, after reviewing this Agreement with your attorney, you find the terms and conditions are satisfactory to you, you should sign and return this letter to Jeanette Kohlbrenner within the timeframe identified above.

With these understandings and in exchange for the promises of you and the Company as set forth below, you and the Company agree as follows:

1. Employment Status and Final Payments:

(a) Your termination of employment with the Company was effective as of September 11, 2015 (the “Termination Date”). As of the Termination Date, your right to continue receiving salary payments ceased, and any entitlement you had or might have had under a Company-provided benefit plan, program, contract or practice terminated, except as required by federal or state law, or as otherwise described below.

(b) You will receive payment for any unused vacation time accrued through the Termination Date. The parties had a good faith disagreement as to whether you had a positive or negative vacation balance as of the Termination Date. As a result of our negotiations, the Company has agreed to pay you 25 hours of vacation time in the October 2, 2015 payroll cycle.

(c) The Termination Date was the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and you confirm having received information on COBRA under separate cover.

2. Consideration: In exchange for, and in consideration of, your full execution of this Agreement and the expiration of the revocation period without being exercised, the Company agrees as follows:

(a) Severance Pay:

(i) One Year of Severance Pay: The Company will pay you a lump-sum severance payment in the amount of $412,000.00, less applicable taxes, which is the equivalent of one year of your prior annual base salary. The severance payment will be made to you in the first pay period that follows the expiration of the revocation period. This payment will be subject to the offset described below.

(ii) Offset Against Severance Pay: As outlined in your August 15, 2013 offer of employment letter, you are obligated to repay the prorated portion of the first two payments ($250,000 in February, 2014 and $250,000 in February, 2015) of your “transition bonus”. The prorated portion that is required to be repaid is $166,500 gross and will be deducted from the lump-sum severance payment set out in Section 2 (a)(i). As a result of this offset, the net severance payment you will receive pursuant to Section 2(a)(i) will be in the amount of $245,500.00, less applicable taxes.

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(b) Health Insurance: if you elect to continue medical, vision and/or dental insurance coverage after the Termination Date, in accordance with the provisions of COBRA, the Company will pay your monthly premium payments until the earlier of: (i) September 11, 2016; (ii) the date you obtain other employment; or (iii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical, vision and dental insurance coverage will be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under Section 105(h) of the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.

(c) Taxes: The payments set forth in this Section 2 are subject to all applicable federal, state and/or local withholding and/or payroll taxes.

(d) Stock Options. The portion of any outstanding equity awards which would have vested in the one year period following the Termination Date (i.e., through September 11, 2016) shall immediately vest as of the Effective Date of this Agreement.

3. Stock Options Other Than Those Addressed In Section 2(d) – As set forth in the Infinity Pharmaceuticals 2000 and 2010 Stock Incentive Plan, the Infinity Pharmaceuticals Pre-Merger Stock Incentive Plan (collectively, the “Plans”) and your Stock Option Agreements with the Company (collectively, the “Stock Option Agreements”), excluding the consideration listed in Section 2(d), your options to purchase stock in the Company will cease vesting on the Termination Date. Your other rights and obligations with respect to your stock options, including without limitation exercise and expiration provisions, are governed by terms and conditions of the Plans and Stock Option Agreements.

4. Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts described in Section 2, and the other benefits set out above, which are benefits of value you are not otherwise entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees (as defined below), from and against any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 4(d) below, this means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the Effective Date. “Company Releasees” means the Company and any of its parents, subsidiaries or affiliates, their respective predecessors, successors or assigns, as well as their respective current and/or former directors, stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the Effective Date that arise from any federal, state or local law, regulation or constitution dealing with

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either employment, employment benefits or employment discrimination. By way of example, this release includes any claims you have under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with contractual or advantageous relations, misrepresentation and/or defamation); any claims for equity or employee benefits of any other kind; and any other legally waivable statutory and/or common law claims.

(c) For the avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 4(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the ADA Amendments Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Rehabilitation Act of 1973, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, Executive Order 11246, Executive Order 11141, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts Civil Rights Act, the Massachusetts Sick Leave Law, and all other federal, state and local laws, as each of the foregoing have been or may be amended.

(d) This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Agreement you may still exercise your protected right to (i) file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state or local government entity and (ii) exercise your rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees. Notwithstanding the foregoing, you agree that (x) if you file a charge with the EEOC, the NLRB, or any other federal, state or local government entity or (y) if one of the foregoing agencies commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, individual monetary damages or other individual benefits or remedies of any sort whatsoever arising from the charge you filed or from the governmental action.

(e) You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law. This release of legal claims includes any wage and hour related claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

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5. Accord and Satisfaction: The amounts set forth in Sections 1 and 2 above represent complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

6. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and you hereby agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the Effective Date;

(b) you understand that rights or claims under the ADEA which may arise after the Effective Date are not waived by you;

(c) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(d) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

7. Period for Review and Consideration of Agreement: You acknowledge that you were informed and understood that you had twenty-one (21) days to review the original Agreement presented to you on September 10, 2015,and consider its terms and the terms of any subsequently amended version of the Agreement, before signing it. As set forth in the Agreement presented to you on September 10, 2015, t the 21-day review period was not affected or extended by any revisions, whether material or immaterial, made to that Agreement. Accordingly, you acknowledge that the original 21-day deadline remains in place. The letter may be signed through October 2, 2015 and received by the SVP, Human Resources, no later than close of business on October 5, 2015.

8. Company Files, Documents and Other Property: You represent that as of the Termination Date you returned all Company property and materials, including but not limited to (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, hard drives and other storage media, intangible information stored on hard drives or other storage media or locations, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, lab notes, lab reports, information regarding research and development, drug development plans and strategies, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to

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your employment with the Company (collectively, “Company Property”). You agree that in the event that you discover any other Company Property in your possession subsequent to signing this Agreement, you will immediately return such materials to the Company.

9. Future Conduct:

(a) Nondisparagement: Other than as permitted in Section 4(d), you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company’s products or services or the financial condition of the Company.

(b) Confidentiality of this Agreement: Other than as permitted in Section 4(d) above, you agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the amount of the severance and benefits agreed to in this Agreement to any person or organization other than (i) your immediate family, (ii) your accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) to the taxing authorities, or (iv) when otherwise compelled by law.

10. Miscellaneous Provisions:

(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Invention, Non-Disclosure, and Non-Competition Agreement between you and the Company and the Stock Option Agreements between you and the Company, each of which shall remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized officer of the Company.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, such invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly in favor of or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

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If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to Jeanette Kohlbrenner within twenty-one (21) days.

Very truly yours,

Infinity Pharmaceuticals, Inc.

Adelene Q. Perkins

President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to countersign this Agreement on the date below. I intend for this Agreement to become a legal and binding agreement between me and the Company.

Accepted and Agreed to:

/s/ David A. Roth	10/01/2015
David Roth	Date

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IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, David Roth, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Separation Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated:
David Roth

Dated:
Witness: